Exhibit 10.53

March 13, 2007
President
Luzon Minerals Ltd.
Suite 202, 837 West Hastings Street
Vancouver, British Columbia V7X 1M8

Dear Sir:

Option Agreement Regarding Purchase and Sale of the Amayapampa Gold Project

This letter (the "Agreement") will, upon its acceptance, set forth the terms and conditions upon which Vista Gold Corp. ("Vista") grants to Luzon Minerals Ltd. ("Luzon") (a) an option to purchase from Vista 90% of Vista's interest in the Amayapampa Gold Project (the "Amayapampa Project" or the "Project") located in Bolivia, and (b) a right of first offer to purchase the remaining 10% of Vista's interest in the Project. Except as may be otherwise provided herein, this Agreement, upon its execution by the parties hereto, constitutes the entire agreement between the parties relating to the Amayapampa Project and entirely supersedes and replaces all prior agreements and understandings between the parties pertaining thereto, whether oral or written. For greater certainty, notwithstanding the foregoing the loan agreement dated December 21, 2006 between Vista and Luzon (the "Loan Agreement") remains in full force and effect.

Effective as of the date that this Agreement is executed by both Luzon and Vista (the "Effective Date") (i) this Agreement is intended to and does create a binding and enforceable legal agreement which sets out the rights and obligations of Vista and Luzon with respect to the matters addressed herein, and (ii) the obligations of Vista and Luzon to conclude the transactions contemplated by this Agreement are subject only to the conditions in Section 7 of this Agreement. Notwithstanding the binding nature of this Agreement, upon the request of either party, the parties agree to negotiate in good faith a more formal agreement or agreements containing the terms and conditions contained herein along with such additional terms, conditions, representations and warranties as may customarily be contained in agreements of this nature or as may otherwise be agreed between the parties.

1.    Grant of Option to Purchase and Right of First Offer.    Vista hereby grants to Luzon (a) for a term of 18 months from the Effective Date an exclusive option to purchase from Vista 90% of its interest in the Amayapampa Project, including all concessions, structures, equipment and improvements at the site and all equipment and intellectual property related to the Project (the "Option to Purchase"), and (b) subject to the exercise of the Option to Purchase, a right of first offer over Vista's remaining 10% interest in the Project (the "Right of First Offer"), all subject to the terms and conditions set out in this Agreement.

2.    Consideration for Option to Purchase and Right of First Offer.    The parties hereby acknowledge and agree that the following, together with the mutual promises and covenants contained herein, constitute the consideration for the grant of the Option to Purchase and the Right of First Offer:

(a)
all cash payments and common shares in the capital of Luzon previously received by Vista under all prior agreements between Vista and Luzon, other than received by Vista in connection with the Loan Agreement;

(b)
the payment by Luzon to Vista within 90 days of the Effective Date of all outstanding accounts payable to Vista on the Effective Date due under all prior agreements between Vista and Luzon, other than those payable in connection with the Loan Agreement which shall remain payable in accordance with the terms of the Loan Agreement;

(c)
the assumption and payment of all holding costs associated with the Amayapampa Project and including, without limitation, all remaining payments due under the agreement between Vista and Agustin Melgarejo Zuleta relating to the Project (such remaining payments being approximately US$500,000) and all rents, legal fees and other fees and obligations related to maintaining the Project and the concessions that comprise the Project in good standing and with the continuation by Luzon of the management of the Project and the site activities; and

(d)
the payment by Vista of all costs and fees associated with the resolution of certain current legal issues relating to the mining concessions comprising the Amayapampa Project, as disclosed to Luzon by Vista prior to the Effective Date (such matters, the "Legal Matters"), which Legal Matters shall be managed and directed by Vista in its sole discretion. Vista shall report to Luzon on the status of the Legal Matters periodically as material updates are obtained.

3.    Purchase Price.    The Purchase Price for the acquisition by Luzon of 90% of Vista's interest in the Amayapampa Project upon the exercise of the Option to Purchase is as follows:

(a)
The delivery to Vista, within six months of the Effective Date, of a National Instrument 43-101 compliant feasibility study covering the Amayapampa Project (the "Feasibility Study") in a form acceptable to Vista acting reasonably; provided however, that Vista will extend the period to complete the Feasibility Study for up to six additional months if Luzon provides Vista with satisfactory evidence that the Feasibility Study is well advanced and Luzon pays to Vista US$20,000 per month on the first day of each month, for each month the period is so extended.

(b)
The arrangement by Luzon, within 18 months of the Effective Date, for 100% of the Project's financing required for the construction, development and commencement of commercial mining operations at the levels recommended in the Feasibility Study (including all working capital) on commercial terms customary for financing mining projects in Bolivia.

(c)
Vista will retain a 10% of the net proceeds interest in the Amayapampa Project which shall be "carried" to the point of Commencement of Commercial Production (defined below) with Vista having no obligation to fund any costs associated with the preparation of the Feasibility Study or any costs associated with the Commencement of Commercial Production on the Project. After the Commencement of Commercial Production, Vista shall receive 10% of 100% of all revenue produced from the Project, less only current Project operating expenses, including depreciation, amortization, depletion, royalties and taxes; provided however that Vista's net proceeds interest shall not be charged with any interest expense or financing charges on pre-production capital associated with the Commencement of Commercial Production on the Project. For purposes of this Agreement, the "Commencement of Commercial Production" means the first day of the first period of 30 consecutive days during which mining and processing operations have been conducted on the Project for the purpose of earning revenue, on a reasonably regular basis and whereby a marketable product is being produced at a rate of 60% or more of the production rate specified in the Feasibility Study by the processing facilities constructed on or for the benefit of the Project.

(d)
Concurrent with the acquisition by Luzon of 90% of Vista's interest in the Amayapampa Project, Luzon will grant to Vista a 2.5% net smelter return royalty when gold is listed at less than US$500 per ounce on the London Metal Exchange (p.m. fix) and a 3.5% net smelter return royalty when gold is at US$500 per ounce or more on the London Metal Exchange (p.m. fix), provided that in the event that the Feasibility Study indicates the level of proven and probable reserves at the Amayapampa Project is greater than 685,252 ounces of gold (such amount being 25% greater than the proven and probable reserves stated in Vista's 1999 Feasibility Study), then the net smelter return royalties shall be reduced to a 1.0% net smelter return royalty where gold is at less than US$500 per ounce on the London Metal Exchange (p.m. fix) and a 2.0% net smelter return royalty where gold is at US$500 per ounce or more on the London Metal Exchange (p.m. fix), on any ounces in excess of 548,202 ounces of gold that are produced from the Project. The net smelter return royalties payable to Vista under this Agreement shall be on 100% of the production from the Project.

4.    Exercise and Closing of Option to Purchase, and Terms of Right of First Offer.

(a)
Luzon shall be deemed to have exercised the Option to Purchase and Vista shall transfer 90% of its interest in the Amayapampa Project to Luzon upon the satisfactory completion by Luzon of its obligations set out in Sections 2 and 3 (a) and (b), within the time periods therein provided, and such exercise shall be completed by transferring 90% of the issued and outstanding shares of either Compania Inversora, Vista S.A. or Vista (Antigua) Corp. or by such other mechanism as may reasonably agreed to by both parties given their respective legal and tax considerations, and subject to the rights retained by Vista in Sections 3 (c) and (d) above. In the event that the Legal Matters have not been resolved within 18 months of the Effective Date, Luzon may, at its option, subject to its continuing obligations under Section 2, elect (a) to extend the term of this Agreement; or (b) to exercise the Option to Purchase.

(b)
The closing of the exercise of the Option to Purchase ("Closing") shall take place as soon as reasonably possible, but in any event no more than 60 days, after the later of the date on which (i) Luzon has completed or satisfied, to the satisfaction of Vista acting reasonably, Luzon's obligations in Sections 2 and 3 (a) and (b), and (ii) unless waived by Luzon, the Legal Matters have been resolved to the satisfaction of Luzon acting reasonably. The documents to be executed and delivered at Closing shall include, but not be limited to, such documents as are customarily executed in the Republic of Bolivia to transfer ownership of the shares of either Compania Inversora, Vista S.A. or Vista (Antigua) Corp. or such other mechanism as may be used to transfer 90% of Vista's interest in the Project, and to register the rights and interests retained by Vista in Sections 3 (c) and (d) above. Subject to the Right of First Offer and Section 12, upon completion of the Closing this Agreement shall terminate. For greater certainty, until the Closing Luzon shall not hold any ownership or other interest in the Project other than as holder of the Option to Purchase and the Right of First Offer under this Agreement.

(c)
Subject to the exercise of the Option to Purchase in accordance with the terms of the Agreement, Vista grants to Luzon the Right of First Offer. Vista shall provide Luzon with written notice if it intends to sells all or part of its remaining 10% interest in the Project to a third party. Luzon will have 30 days to reach agreement with Vista to purchase its interest following written notice to Luzon of Vista's intent to sell its interest. If no such agreement is reached, Vista may sell its remaining 10% interest in the Project to a third party.

5.    Default and Termination.    Subject to Luzon's right to extend the term of this Agreement in accordance with Section 4(a) and subject to Section 12, this Agreement will terminate on the date that is 18 months from the Effective Date unless the Option to Purchase is exercised by Luzon prior to such date.

In addition, if Luzon (a) fails to comply with any of the provisions of the Agreement, including without limitation Sections 2 and 3 (a) and (b); or (b) commits an act of, or files a petition for, bankruptcy or insolvency or fails to satisfy its debt obligations in Bolivia within 30 days after they are due, Luzon shall be in default under this Agreement. If Luzon does not cure any default that may be cured by the payment of money within 10 days after written notice from Vista or within 30 days after written notice from Vista for any other type of default, then upon the expiration of the relevant period, all rights of Luzon under this Agreement shall terminate and Luzon shall immediately surrender control of, and any interest it has in, the Amayapampa Project, including all concessions, structures, equipment and improvements at the site and all equipment and intellectual property related to the Project, to Vista and will execute any transfers, assignments or other documents reasonably required to transfer its interest in the Project to Vista.

Provided that Luzon is not in default of any of the terms and conditions contained in this Agreement, Luzon may terminate its option on the Amayapampa Project by giving written notice to Vista at least 30 days prior to the actual date of termination.

Luzon shall remain liable for all of Luzon's obligations under this Agreement which have accrued prior to the date on which this Agreement is terminated in accordance with its terms.

6.    Indemnification.    Luzon shall hold Vista harmless for all claims, loss, liability, liens or expenses of any kind, including but not limited to applicable environmental laws and regulations, arising from or related to Luzon's activities on the Amayapampa Project during the term of this Agreement. Luzon agrees to indemnify Vista against any such claims or liability, including all costs and reasonable attorneys' fees incurred by Vista in defending against such claim or liability.

7.    Conditions.    The obligations of the parties to conclude the transactions contemplated by this Agreement is expressly subject to receipt of all necessary regulatory, shareholder, board of directors or other approvals, and any consents required from third parties.

8.    Return of Information.    If the transactions contemplated by this Agreement are not completed, Luzon agrees that it will promptly return to Vista any the books, records, financial statements, and other records and information relating to the Amayapampa Project and Vista's ownership interest therein that is in Luzon's possession or control.

9.    Expenses.    Both Vista and Luzon shall be responsible for payment of their own expenses, including legal and accounting fees, in connection with the transactions contemplated hereby, whether or not such transactions are completed.

10.    Non-Disclosure and Confidentiality.    Each party agrees that it will not, without the prior written consent of the other party, disclose publicly or to any third party the terms and conditions of this Agreement or the subsequent negotiations between the parties, except as required by law or by an applicable stock exchange's rules and regulations. In particular, each party agrees to provide the other with reasonable opportunity to review any proposed public disclosure with respect to this Agreement or the transactions contemplated thereby, including any decision by Luzon not to complete the transactions contemplated by this Agreement. If for any reason Luzon elects not complete any of the transactions contemplated by this Agreement, it will not disclose the reasons for its decision not to complete the transaction unless it is specifically required by law or by an applicable stock exchange's regulations to do so.

In addition, each party acknowledges that as part of the transactions contemplated by this Agreement, it may come into possession of material non-public information regarding the other party. Each party agrees to keep such information strictly confidential and to use such information only for purposes of the transactions contemplated in this Agreement.

Nothing in this Section 10 shall prevent a party from disclosing confidential information about the other party to its own directors, officers, employees or advisors who need to know such information in order to assist such party in completing the transactions contemplated in this Agreement.

11.    Governing Law.    This Agreement shall be governed by and construed under the laws applicable in the Province of British Columbia and the federal laws of Canada applicable therein.

12.    Survival.    The parties agree that Sections 6, 8, 10, 11 and 12 shall survive any termination of this Agreement. Section 4 (c) shall also survive the termination of this Agreement if Luzon moves to Closing as contemplated in Section 4 (b).

13.    Time is of the Essence.    Time shall be of the essence of this Agreement.

14.    Acceptance of Agreement.    This Agreement shall be open for acceptance until 5:00 p.m. (Vancouver time) on March 14, 2007. If not accepted in writing prior to that time, this Agreement shall be considered withdrawn and null and void.

Yours truly,

VISTA GOLD CORP.

/s/ Howard Harlan Howard Harlan, Vice President Business Development

Agreed to and accepted this 13th day of March, 2007

LUZON MINERALS LTD.

/s/ Donald MacDonald
Donald MacDonald Name
President Title